EXHIBIT 4.6

Neutral Tandem, Inc.

Two North LaSalle Street

Suite 1615

Chicago, IL 60602

November 26, 2003

DCM III, L.P.

DCM III-A, L.P.

DCM Affiliates Fund III, L.P.

c/o Doll Capital Management

2420 Sand Hill Road

Suite 200

Menlo Park, CA 94025

New Enterprise Associates 10, Limited Partnership

NEA Ventures 2003, Limited Partnership

1119 St. Paul Street

Baltimore, MD 21202

James P. Hynes

c/o Hynes Capital Resources

115 Meadow Road

Riverside, CT 06878

Re:	Option to Acquire Stock in Neutral Tandem, Inc.

Gentlemen:

This agreement (the “Option Agreement”) is entered into by the parties hereto in connection with the Stock Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof, by and among Neutral Tandem, Inc. (the “Company”), DCM III, L.P. (“DCM III”), DCM III-A. L.P. (“DCM III-A”), DCM Affiliates Fund III, L.P. (“DCM III Affiliates” and, with DCM III and DCM III-A, “DCM”), New Enterprise Associates 10, Limited Partnership (“NEA 10”), NEA Ventures 2003, Limited Partnership (“NEA Ventures” and, with NEA 10, “NEA”), and James P. Hynes (collectively, with DCM and NEA, the “Investors”), and as a further inducement for the Investors to enter into the Purchase Agreement. In consideration of the foregoing, the Company and the Investors hereby agree as follows:

1. Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Purchase Agreement.

2. During the period (the “Option Period”) from and after the Initial Closing until the date on which the automatic conversion of the Series X Convertible Preferred Stock, par value $0.001 per share (the “Series X Preferred”) takes place or is deemed to take place pursuant to the Company’s Certificate of Incorporation, as amended and restated from time to time (the “Certificate of Incorporation”), the Investors shall have the right and option (the “Option”) to acquire $1,000,000-worth of the capital stock of the Company, or such greater or lesser amount as required to qualify as a Qualifying Financing (as defined in Section 5(c) of the Certificate of Incorporation) (the “Underlying Securities”), upon the terms and conditions set forth herein.

3. The purchase price of the Underlying Securities shall be the fair market value of such securities as determined by the Board of Directors in the exercise of its good faith discretion.1

4. The Option may be exercised at any time during the Option Period by written notice (the “Option Exercise Notice”) to the Board of Directors of the Company from Investors holding at least two-thirds ( 2/3) in voting power of the Series A Preferred then held by the Investors.

5. Upon receipt of the Option Exercise Notice, the Board of Directors will use its best efforts to take all such action and secure all such consents and approvals, as necessary to effect the sale and issuance of the Underlying Securities to the Investors pro rata, based on the number of Series A Preferred owned by each Investor or in such other allocations as agreed by the Investors. If any Investor elects to not purchase such Investor’s pro rata share of the Underlying Securities, the other Investors may purchase all or any part of the balance of the Underlying Securities in accordance with such allocation as they shall mutually agree.

6. With respect to each party hereto that is and remains a stockholder of the Company, such party hereby agrees to vote all shares of capital stock of the Company held by such party, and to otherwise use his, her or its best efforts, to effect the transactions contemplated hereby.

7. Without the written consent of the Company and the other Investors, an Investor’s rights hereunder may not be transferred except for a transfer by an Investor that is (i) a partnership to its partners or former partners in accordance with partnership interests, (ii) a corporation to its shareholders in accordance with their interest in the corporation, (iii) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (iv) an individual to a family member or trust for the benefit of an individual Investor or a member or members of his family.

8. The Company agrees to pay, at the time the Underlying Securities are issued and sold, the reasonable fees and out-of-pocket expenses incurred by the Investors exercising the Option up to a maximum aggregate amount of $10,000.

9. Sections 11 and 13 of the Purchase Agreement shall apply to this Option Agreement as though set forth in their entirety herein.

[remainder of page intentionally left blank]

[1]	The other terms of the Underlying Securities will not rank junior to the Series A Preferred.

If the foregoing accurately reflects our agreement, please sign below in the space provided.

Sincerely,

NEUTRAL TANDEM, INC.

By:	/s/ Ronald W. Gavillet
Name:	Ronald W. Gavillet
Title:	Executive Vice President

INVESTORS:

DCM III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll, Jr.
Name:	Dixon R. Doll
Title:	Managing Member

DCM III-A, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll, Jr.
Name:	Dixon R. Doll
Title:	Managing Member

DCM AFFILIATES FUND III, L.P.

By:	DCM Investment Management III, L.L.C.
Its General Partner

By:	/s/ Dixon R. Doll, Jr.
Name:	Dixon R. Doll
Title:	Managing Member

/s/ James P. Hynes
James P. Hynes (in respect of the Series A Preferred owned by him only)

[signature page to Neutral Tandem, Inc. Option Agreement]

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By:	NEA Partners 10, Limited Partnership
Its General Partner

By:	/s/ Nancy Dorman
Name:	Nancy Dorman
Title:	Managing Partner

NEA VENTURES 2003, LIMITED PARTNERSHIP

By:	/s/ Pamela J. Clark
Name:	Pamela J. Clark
Title:	Vice President

Bob Hawk

[signature page to Neutral Tandem, Inc. Option Agreement]

OTHER STOCKHOLDERS:

/s/ James P. Hynes
James P. Hynes (in respect of the Common Stock owned by him only)

/s/ Ronald W. Gavillet
Ronald W. Gavillet

Christopher F. Swenson

John Barnicle

Robert M. Junkroski

Jeffrey C. Wells

Jeffrey H. Hartzell

Janice Hewitt

David Lopez

THE DIXON AND CAROL DOLL FAMILY TRUST

By:
Name:

[signature page to Neutral Tandem, Inc. Option Agreement]